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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2162 DATED 18 NOVEMBER 2009

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$4,500,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2010
CURRENTLY TOTALING A$ 1,883,340.,000.00 (A$ 408,306,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 20, 2004 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the united states or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.  (i)   Issuer:                  Queensland Treasury Corporation

    (ii)  Guarantor:               The Treasurer on behalf of the Government of
                                   Queensland

2.        Benchmark line:          2010
                                   (to be consolidated and form a single series
                                   with QTC 5.50% Global A$ Bonds due 14
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                                   May 2010, ISIN US748305BF57)

3.        Specific Currency or     AUD ("A$")
          Currencies:

4.  (i)   Issue price:             100.758%

    (ii)  Dealers' fees and        No fee or commission is payable in respect of
          commissions paid by      the issue of the bond(s) described in these
\         Issuer:                  final terms (which will constitute a "pricing
                                   supplement" for purposes of any offers or sales in the United States or to U.S.
                                   persons). Instead, QTC pays fees and
                                   commissions in accordance with the procedure described in the QTC Offshore and Onshore
                                   Fixed Interest Distribution Group Operational
                                   Guidelines.

5.        Specified                A$1,000
          Denominations:

6.  (i)   Issue Date:              19 NOVEMBER 2009

    (ii)  Record Date (date on     6 May / 6 November. Security will be
          and from which           ex-interest on and from 7 May / 7 November.
          security is
          Ex-interest):

    (iii) Interest Payment         14 May / 14 November
          Dates:

7.        Maturity Date:           14 May 2010

8.        Interest Basis:          5.5 per cent Fixed Rate

9.        Redemption/Payment       Redemption at par
          Basis:

10.       Change of Interest       Not Applicable
          Basis or
          Redemption/Payment
          Basis:

11. (i)   Status of the Bonds:     Senior and rank pari passu with other senior,
                                   unsecured debt obligations of QTC

    (ii)  Status of the            Senior and ranks pari passu with all its
          Guarantee:               other unsecured obligations

12.       Method of                Non-syndicated
          distribution:

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note
          Provisions Applicable

    (i)   Rate(s) of Interest:     5.5 per cent per annum payable semi-annually
                                   in arrears

    (ii)  Interest Payment         14 May and 14 November in each year up to and
          Date(s):                 including the Maturity Date

    (iii) Fixed Coupon             A$27.50 per A$1,000 in nominal amount
          Amount(s):
          (Applicable to bonds
          in definitive form)

    (iv)  Determination Date(s):   Not Applicable

    (v)   Other terms relating     None
          to the method of
          calculating interest
          for Fixed Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption         A$1,000 per bond of A$1,000 Specified
          Amount:                  Denomination
                                   (NB: If the Final Redemption Amount is other than 100 per cent. of the nominal value the bonds will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus
                                   Directive Regulation will apply and the
                                   Issuer will prepare and publish a supplement to the Prospectus)

15.       Early Redemption         Not Applicable
          Amount(s) payable on
          redemption for
          taxation reasons or on
          event of default
          and/or the method of
          calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:           Permanent Global Note not exchangeable for
                                   Definitive Bonds

17.       Additional Financial     Not Applicable
          Centre(s) or other
          special provisions
          relating to Payment
          Dates:

18.       Talons for future        No
          Coupons or Receipts to
          be attached to
          Definitive Bonds (and
          dates on which such
          Talons mature):

19.       Other terms or special   Not Applicable
          conditions:
                                   (When adding any other final terms
                                   consideration should be given as to whether such terms constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under
                                   Article 16 of the Prospectus Directive)

DISTRIBUTION

20. (i)   If syndicated, names     Not Applicable
          and addresses of
          Managers and
          underwriting
          commitments:

    (ii)  Date of Dealer           18 NOVEMBER 2009
          Agreement:

    (iii) Stabilizing Manager(s)   Not Applicable
          (if any):

21.       If non-syndicated,       National Australia Bank Ltd
          name and address of      255 George Street
          relevant Dealer:         Sydney NSW 2000

22.       Whether TEFRA D or       TEFRA Not Applicable
          TEFRA C rules
          applicable or TEFRA
          rules not applicable:

23.       Non exempt Offer         Not Applicable

                                   (N.B. Consider any local regulatory
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                                   requirements necessary to be fulfilled so as
                                   to be able to make a non-exempt offer in relevant jurisdictions. No such offer should be made in any relevant jurisdiction until those requirements have been met. Non-exempt offers may only be made into jurisdictions in which the base prospectus (and any supplement) has been notified/passported.)

24.       Additional selling       Not Applicable
          restrictions:
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
             Duly Authorized

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                            PART B--OTHER INFORMATION

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1.      LISTING AND ADMISSION TO TRADING

        (i) Listing                Bourse de Luxembourg.

        (ii) Admission to trading: Application has been made by the Issuer (or on its behalf) for the bonds to be admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

                                   (Where documenting a fungible issue need to indicate that original securities are already admitted to trading.)

2.      RATINGS

        Ratings:                   The bonds to be issued have been rated:

                                   S&P:       AA+
                                   Moody's:   Aa1

                                   An obligation rated 'AA+' by S&P has the second highest long term credit rating assigned by Standard & Poor's and differs from the highest rated obligations by only a small degree. The obligor's capacity to meet its financial commitment on the obligation is very strong.

                                   An obligation rated 'Aa1' by Moody's has the second highest long term credit rating assigned by Moody's. Obligations rated 'Aa1' are judged to be of high quality and are subject to very low credit risk.

                                   A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

                                   (The above disclosure should reflect the rating allocated to bonds issued under the bond facility generally or, where the issue has been specifically rated, that rating.)

3.      INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.      REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)     Reasons for the Offer:     See "Use of Proceeds" section in the
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                                   prospectus supplement--if reasons for offer
                                   different from making profit and/or hedging certain risks will need to include those reasons here.

(ii)    Estimated net proceeds:    Not Applicable.

                                   (If proceeds are intended for more than one use will need to split out and present in order of priority. If proceeds insufficient to fund all proposed uses state amount and sources of other funding.)

(iii)   Estimated total            Not Applicable.
        expenses:
                                   [Expenses are required to be broken down into each principal intended "use" and presented in order of priority of such "uses".]

5.      YIELD

        Indication of yield:       4.10%

                                   Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date. The yield is calculated at the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.      OPERATIONAL INFORMATION

(i)     ISIN Code:                 US748305BF57

(ii)    Common Code:               21354040

(iii)   CUSIP Code:                748305BF5

(iv)    Any clearing system(s)     Not Applicable
        other than Depositary
        Trust Company, Euroclear
        Bank S.A./N.V. and
        Clearstream Banking,
        societe anonyme and the
        relevant identification
        number(s):

(v)     Delivery:                  Delivery free of payment

(vi)    Names and addresses of     [ ]
        additional Paying
        Agent(s) (if any):

7.      TERMS AND CONDITIONS OF THE OFFER

(i)     Offer Price;               Not applicable

(ii)    [Conditions to which the   Not applicable
        offer is subject;]

(iii)   [Description of the        Not applicable
        application process;]

(iv)    [Details of the minimum    Not applicable
        and/or maximum amount of
        application;]

(v)     [Description of            Not applicable
        possibility to reduce
        subscriptions and manner
        for refunding excess
        amount paid by
        applicants;]
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(vi)    [Details of the method     Not applicable
        and time limits for
        paying up and delivering
        the bonds;]

(vii)   [Manner in and date on     Not applicable
        which results of the
        offer are to be made
        public;]

(viii)  [Procedure for exercise    Not applicable
        of any right of
        pre-emption,
        negotiability of
        subscription rights and
        treatment of
        subscription rights not
        exercised;]

(ix)    [Categories of potential   Not applicable
        investors to which the
        bonds are offered and
        whether tranche(s) have
        been reserved for
        certain countries;]

(x)     [Process for               Not applicable
        notification to
        applicants of the amount
        allotted and the
        indication whether
        dealing may begin before
        notification is made;]

(xi)    [Amount of any expenses    Not applicable
        and taxes specifically
        charged to the
        subscriber or
        Purchaser;]

(xii)   [Name(s) and               None
        address(es), to the
        extent know to the
        Issuer, of the placers
        in the various countries
        where the offer takes
        place.]
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